Exhibit 99.1

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Commission's order in Avista Washington general rate cases provides positive outcomes for customers
Electric customer rates to remain unchanged while natural gas customers will see modest increase
SPOKANE, Wash., - March 25, 2020, Avista's (NYSE: AVA) electric and natural gas general rate cases concluded today with an order received from the Washington Utilities and Transportation Commission (UTC or Commission) that approved the partial multi-party settlement filed in November 2019 and that will keep rates reasonable for customers during this difficult time.

“We appreciate the Commission’s efforts to arrive at a result that keeps rates affordable for our customers during this difficult and uncertain time and that is also fair and reasonable for our shareholders,” said Dennis Vermillion, Avista president and CEO. “We are pleased with this outcome, which demonstrates support of Avista’s efforts to invest in and maintain our infrastructure so we can continue to provide the reliable energy our customers expect.”

The Commission approved rates designed to increase annual billed electric revenues by $28.5 million, or 5.4%, and annual natural gas billed revenues by $8.0 million, or 5.2%, effective April 1, 2020. The decision reflects a 9.4% return on equity (ROE) with a common equity ratio of 48.5% and a rate of return (ROR) on rate base of 7.21%.

In addition to approving the elements in the partial multi-party settlement, the Commission’s order included outcomes of other proceedings that resulted in the offset of the requested electric rate increase and a partial offset of the requested natural gas rate increase that customers will see on their bills. An electric customer using an average of 918 kilowatt hours per month could expect to see no billed increase this year that would have resulted from this case and a natural gas customer using an average of 66 therms per month could expect to see a billed increase of $1.56 per month, effective April 1, 2020.

Today’s order also included the extension of electric and natural gas decoupling mechanisms through March 31, 2025 and other elements that are described in further detail in the Commission’s order, which can be read at https://www.utc.wa.gov/_layouts/15/CasesPublicWebsite/GetDocument.ashx?docID=2460&year=2019&docketNumber=190334.

About Avista Corp.
Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 393,000 customers and natural gas to 361,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019.

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